Exhibit 99.1

260 East Grand Avenue

South San Francisco, CA 94080

KaloBios Pharmaceuticals Files Registration Statement for Proposed IPO

SOUTH SAN FRANCISCO, CA (October 5, 2012): KaloBios Pharmaceuticals, Inc. today announced that it filed a Registration Statement for a Proposed Initial Public Offering

KaloBios Pharmaceuticals, Inc. announced today that it has filed a registration statement with the Securities and Exchange Commission for a proposed initial public offering of its common stock. The number of shares to be offered and the price range for the offering have not yet been determined.

Leerink Swann LLC is serving as sole book-running manager for the proposed offering. William Blair & Company, L.L.C. is serving as the lead manager and Needham & Company, LLC is serving as co-manager for the proposed offering.

The offering will be made only by means of a prospectus. A copy of the prospectus relating to this offering, when available, may be obtained from Leerink Swann LLC, Attention: Syndicate Department, One Federal Street, 37th Floor, Boston, MA 02110, or by calling (800) 808-7525.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About KaloBios Pharmaceuticals

KaloBios Pharmaceuticals, Inc. is a biopharmaceutical company developing a portfolio of proprietary, patient-targeted, first-in-class monoclonal antibodies (mAbs) designed to significantly improve the lives of seriously ill patients with difficult-to-treat diseases.

Contact: Jeffrey H. Cooper Chief Financial Officer KaloBios Pharmaceuticals, Inc. Tel: (650) 243-3100	Media Contact: Joan E. Kureczka Kureczka/Martin Associates Tel: (415) 821-2413 Joan@Kureczka-Martin.com